Exhibit 99.3

Lumen unleashes ultra-fast Quantum Fiber internet

Market expansions connect hundreds of thousands of residents and small businesses

DENVER, June 5, 2023 – Super-fast internet service is now available to thousands more families and businesses as Quantum Fiber, a Lumen Technologies brand (NYSE: LUMN), unleashes gig and multi-gig speed internet in 18 cities.

Boise, Idaho  |  Cape Coral, Fort Myers, Naples and Orlando, Florida

Colorado Springs and Denver, Colorado  |  Des Moines, Iowa

Las Vegas, Nevada  |  Minneapolis, Minnesota  |  Omaha, Nebraska

Phoenix and Tucson, Arizona  |  Portland, Oregon  |  Salt Lake City, Utah

Seattle, Spokane, and Vancouver Washington

By combining a blazing-fast fiber internet product with a frictionless, 100% digital platform, Quantum Fiber internet is building a world-class brand, meeting customer demands by delivering amazing connectivity with a unique in-home experience including whole home Wi-Fi and simplified installation.

“We are a nation of foot-tappers, and no one wants to have to wait on their internet performance. With Quantum Fiber, our customers and small businesses don’t have to slow down. We live in a digital society and connecting people is important work. With each new city, thousands more people gain access to our reliable internet. It’s an investment with rippling benefits for not only families and businesses, but also our larger work to support digital inclusion,” said Maxine Moreau, Lumen president of mass markets.

What is Quantum Fiber internet?

Quantum Fiber is internet that never sleeps. Ultra-fast broadband connectivity built for the always-online home and small business using the power of Lumen’s global fiber network to deliver gigabit and multi-gigabit speed to thousands of homes and businesses across 16 states.

•	Fully digital, subscription-based platform with 24/7 customer care.

•	Whole-home Wi-Fi coverage through mesh extenders, which are included with many plans.

•	Parental controls through a convenient mobile app.

•	Unlimited data, no annual contract commitments, no bundles.

•	Symmetrical upload and download speeds.

•	99.9% reliability based on network uptime or availability.

Quantum Fiber is future-ready, fast, and easy. To learn more and check availability, visit: www.q.com.

What’s new?

We believe Quantum Fiber internet is on track to connect more than 500,000 homes and small businesses this year. We are gaining a head start for an always-digitally connected tomorrow, where our customers have the technology they need to live the connected lives they want. As the build pace ramps-up, more fiber construction is underway for additional connectivity helping to meet the demand for fast and reliable internet and bridge the digital divide.

“Our customers love Quantum Fiber. We’re excited to expand our fiber footprint with gig and multi-gig internet into these markets. Families and businesses are telling us that Quantum Fiber internet gives them what they need to thrive in our super-connected world and be ready for what lies ahead,” said Moreau.

Stream. Monitor. Watch. Game. Learn. Quantum Fiber provides the capacity customers need now and in the future for their smart-connected homes and businesses. In any family or business with multiple users and a variety of devices, massive amounts of internet bandwidth is consumed. Quantum Fiber provides seamless connectivity for IOT devices, security, thermostats, appliances, TVs, and monitors with virtually no lag, interruptions, waiting, or buffering.

About Quantum Fiber

Quantum Fiber, a Lumen Technologies brand (NYSE: LUMN), is an ultra-fast internet service that offers various solutions to residential and small business customers over its fiber-optic network. Backed by a fully digital online platform with 24/7 customer support, Quantum Fiber delivers fast, reliable, subscription-based fiber internet with symmetrical speeds, unlimited data, and no contract commitments. Focusing on a micro-targeted local presence, Quantum Fiber provides next-generation technology to customers in 16 states. More information is available at www.q.com.

About Lumen Technologies

Lumen connects the world. We are dedicated to furthering human progress through technology by connecting people, data, and applications – quickly, securely, and effortlessly. Everything we do at Lumen takes advantage of our network strength. From metro connectivity to long-haul data transport to our edge cloud, security, and managed service capabilities, we meet our customers’ needs today and as they build for tomorrow. For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies, and YouTube: /lumentechnologies.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities law and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the effects of intense competition from a wide variety of competitive providers; the effects of new, emerging or competing technologies; our ability to successfully and timely attain our key operating imperatives; our ability to safeguard our network, and to avoid the adverse impact of cyber-attacks, security breaches, service outages, system failures, or similar events impacting our network or the availability and quality of our services; changes in customer demand for our products and services; our ability to successfully maintain the quality and profitability of our existing product and service offerings, to introduce profitable new offerings on a timely and cost-effective basis, and to transition customers from our legacy products to our newer offerings; our ability to successfully and timely implement our corporate strategies; changes in our operating plans, corporate strategies, or capital allocation plans; the potential negative impact of customer complaints, government investigations, security breaches or service outages impacting us or our industry; our ability to timely obtain necessary hardware, software, equipment, services, governmental permits and other items on favorable terms; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, regulatory, technological, industry, competitive, economic and market conditions, and our related assumptions, as of such date. We may change our intentions, strategies or plans without notice at any time and for any reason.

Media Contact:

Kerry Zimmer

Lumen Public Relations

P: 509-720-4441

kerry.zimmer@lumen.com